Exhibit 99.1

American Spectrum Realty -- Notice of Non-Compliance from NYSE MKT

HOUSTON--(BUSINESS WIRE)--January 8, 2015--American Spectrum Realty, Inc. (NYSE/MKT: AQQ) – a real estate investment management and leasing company – today announced that on January 2, 2015 it received notification from the New York Stock Exchange (the “Exchange”) regarding the Company’s ongoing non-compliance with NYSE MKT LLC continued listing standards. Specifically, the Company is not in compliance with NYSE MKT Company Guide Sections 134, 1003(a)(i), 1003(a)(ii), 1003(a)(iii), and 1101. The Company’s non-compliance is a result of its failure to timely file with the Securities and Exchange Commission its Form 10-Q Quarterly Reports for the periods ended March 31, 2014, June 30, 2014 and September 30, 2014, and because its stockholders’ equity before noncontrolling interest, as reported in its Annual Report on Form 10-K, remains below compliance as of the year ended December 31, 2013.

Also within the notification, the Exchange accepted the Company’s December 12, 2014 plan of compliance that outlined the Company’s initiatives to cure its delinquent filing status pertaining to its Form 10-Q Quarterly Reports for the periods ended March 31, 2014, June 30, 2014 and September 30, 2014. The Company’s plan proposed targeted filing dates of January 23, 2015, February 13, 2015 and March 6, 2015, respectively.

With respect to the Company’s deficiency in stockholders’ equity before noncontrolling interest, on September 18, 2014, the Company submitted to the Exchange a compliance plan, in part to remedy such deficiency. On November 10, 2014, the Exchange accepted the Company’s September 18, 2014 plan and granted an extension to fix its deficiency in stockholders’ equity before noncontrolling interest by February 19, 2016.

The Exchange stipulated that the Company provide them with updates in conjunction with its September 18, 2014 plan and December 12, 2014 plan (the “Plans”) initiative milestones. Additionally, the Exchange stated that they would review the Company periodically for compliance with the initiatives outlined in its Plans, and if the Company does not adhere to its Plans or does not make progress consistent with its Plans, the Exchange will initiate delisting proceedings as appropriate.

Although there can be no assurances, the Company expects to regain full compliance with the continued listing standards by February 19, 2016.

ABOUT AMERICAN SPECTRUM REALTY, INC.

American Spectrum Realty, Inc. is a real estate investment company that owns, through an operating partnership, interests in office, industrial/commercial, retail, self-storage, retail, multi-family properties and undeveloped land throughout the United States. American Spectrum Management Group, Inc., a wholly-owned subsidiary of the Company, manages and leases all properties owned by American Spectrum Realty, Inc. as well as for third-party clients, totaling 7 million square feet in multiple states. Website: www.asrmanagement.com

FORWARD LOOKING STATEMENTS

Certain matters discussed in this release are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including the risks and uncertainties of acquiring, owning, operating and disposing of real estate. Such risks and uncertainties are disclosed in the Company's past and current filings with the U.S. Securities and Exchange Commission.

CONTACT:
American Spectrum Realty, Inc.
James Hurn, (713) 706-6200
General Counsel
jhurn@americanspectrum.com